Exhibit (h)(iv)

COHEN & STEERS PREFERRED SECURITIES AND INCOME SMA SHARES, INC.

280 Park Avenue

New York, New York 10017

December 31, 2018

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Preferred Securities and Income SMA Shares, Inc. (“We”, “Us” or the “Company”) herewith confirms its agreement (the “Agreement”) pursuant to which Cohen & Steers Capital Management, Inc. (“You”) will reimburse the Company for expenses incurred as follows:

1.        Reference is made to the Investment Advisory Agreement, dated December 31, 2018, between the Company and You (the “Investment Advisory Agreement”).

2.        Pursuant to Paragraph 6 of the Investment Advisory Agreement, We have agreed that We shall not pay You any fee thereunder.

3.        Notwithstanding Paragraph 6 of the Investment Advisory Agreement, You agree that for as long as You serve as the Company’s Investment Advisor, You will reimburse the Company so that the Company’s total annual operating expenses (excluding acquired fund fees and expenses, interest, taxes, extraordinary expenses, and other expenses approved by the Board of Directors) do not exceed 0.00% of the Company’s average daily net assets.

5.        This Agreement shall remain in effect for as long as the Company is in existence and may only be amended or terminated by agreement between Us and You and will terminate automatically in the event of termination of the Investment Advisory Agreement.

6.        This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.

If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

Very truly yours,

COHEN & STEERS PREFERRED SECURITIES AND INCOME SMA SHARES, INC.

By:	/s/ Adam M. Derechin
Name:	Adam M. Derechin
Title:	President

Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ James Giallanza
Name:	James Giallanza
Title:	Executive Vice President

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